Exhibit 99.1

Block Communications, Inc. Reports Financial Results for Fourth Quarter and Full Year 2004

Toledo, OH—Wednesday, March 23, 2005
Block Communications, Inc. (the “Company”) today announced its results for the quarter and year ended December 31, 2004.

The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company provides cable television service to the greater Toledo, Ohio metropolitan area (Buckeye CableSystem) and the Sandusky, Ohio area (Erie County CableSystem), with approximately 146,000 subscribers, as of December 31, 2004. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania, and The Blade in Toledo, Ohio, each of which is the leading publication in its market. The aggregate average daily and Sunday paid circulation of the two newspapers is approximately 383,200 and 590,200, respectively. The Company owns and operates four television stations: two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio; and we are a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a commercial telecom business and a home security business.

Revenue

For the fourth quarter ended December 31, 2004, the Company had net revenues of $116.7 million, an increase of $4.1 million, or 3.6%, compared with the quarter ended December 31, 2003. The increase is primarily attributable to increases in publishing and cable revenue offset by a reduction in broadcasting revenue. For the year ended December 31, 2004, the Company had net revenues of $438.4 million, an increase of $14.3 million, or 3.4%, compared with the year ended December 31, 2003. This is due to increased revenues throughout all operating segments.

Cable Revenue

Cable revenue for the quarter was $31.1 million, an increase of $2.4 million, or 8.2%, from the same period of 2003. The growth in cable revenue was principally attributable to an increase of $6.87, to $70.67, in the average monthly revenue per basic subscriber for the fourth quarter of 2004 compared to the same period of 2003, partially offset by a reduction in the number of basic subscribers. An increase in the monthly basic cable service charge and the continued growth in revenue generating units in the advanced services categories drove the increase in average monthly revenue per subscriber. For the quarter ended December 31, 2004, average monthly high-speed data revenue per data customer was $42.77, a decrease of $1.38, as compared to the fourth quarter of 2003. This decrease resulted from discounts and promotional offers, along with the launch of lower speed, lower-priced tiers designed to compete against dial-up Internet and DSL service. For the quarter ended December 31, 2004, average monthly digital revenue per home was $15.56, an increase of $1.24, as compared to the same period of the prior year, due to Video on Demand service, partially offset by packaging discounts and promotional offers.

Cable revenue for the year was $121.2 million, an increase of $7.6 million, or 6.7%, as compared to the year ended December 31, 2003. The increase in cable revenue was principally attributable to an increase of $5.68, to $68.26, in the average monthly revenue per basic subscriber, partially offset by a decrease in basic subscribers. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per data customer of $43.38 decreased $1.65, or 3.7%, as compared to the prior year. The decrease in high-speed data average revenue resulted from packaging discounts and promotional offers, along with the launch of lower speed, lower-priced tiers. Average monthly digital revenue per digital home was $14.97, an increase of $.44, or 3.0%, as compared to 2003. The increase in average digital revenue resulted from Video on Demand service, partially offset by packaging discounts and promotional offers. The discounts and promotional offers for both data and digital products continued throughout 2004 due to the increasingly competitive environment from DBS and alternative Internet service providers.

Revenue generating units increased in the digital cable (Buckeye Digital Link) and high-speed data (Buckeye Express) categories during 2004. Net high-speed data additions for the quarter and year totaled 2,059, or 5.8%, and 7,895, or 26.5%, respectively, resulting in 37,702 high-speed data subscribers as of December 31, 2004. Net digital additions for the quarter and year totaled 2,058, or 4.2%, and 12,652, or 33.2%, respectively, resulting in 50,725 digital homes as of December 31, 2004. Basic subscribers at the end of the year totaled 145,951, a decrease of 3,227 basic subscribers from December 31, 2003. This was due to the net decrease of 3,000 basic subscribers in the Toledo system due to an increase in non-pay disconnects and fewer installations resulting from soft economic conditions within the Toledo market, as well as continued competition. The Erie County system recognized a net decrease in basic subscribers of 227 due primarily to the delay in the system rebuild and the corresponding delay in the rollout of advanced services. The rebuild and conversion of subscribers was completed by the end of the second quarter of 2004.

Publishing Revenue

Publishing revenue for the quarter was $69.7 million, an increase of $2.0 million, or 3.0%, as compared to the same period of the prior year. The increase was due to a $2.3 million, or 4.2%, increase in advertising revenue. Retail, national, and classified advertising revenue increased $670,000, or 2.2%, $447,000, or 5.2%, and $822,000, or 5.1%, respectively. Circulation revenue decreased $324,000, or 2.7%, due to continued losses in daily and Sunday net paid circulation for both home delivery and single copy sales. Other revenue, which consists of third-party and total market delivery, increased $78,000 as compared with the same period of the prior year.

Publishing revenue for the year was $257.5 million, an increase of $6.2 million, or 2.5%, as compared to 2003. The increase in publishing revenue was due primarily to a $7.0 million, or 3.5%, increase in advertising revenue to $207.6 million in 2004. Total advertising revenue growth is attributable to increases in retail, national, classified, and internet advertising of $2.1 million, or 2.0%, $2.0 million, or 6.7%, $3.4 million, or 5.0%, and $512,000, or 19.5%, respectively; partially offset by decreases other advertising, including trade, of $1.0 million. We believe the growth of the advertising market was due primarily to the strengthening of the overall economic environment. Circulation revenue decreased $1.1 million, or 2.3%, to $47.8 million in 2004 due to the continued losses in daily and Sunday net paid circulation for both home delivery and single copy sales and to a decrease in the average earned rate per copy. The variance in rate per copy is the result of lower rates received from event, sponsor, and Newspapers In Education copies sold during 2004 as compared to 2003. Other revenue, which is composed of third-party and total market delivery and niche publications, increased $337,000, or 19.1%.

Broadcasting Revenue

Broadcasting revenue for the quarter was $10.9 million, a decrease of $320,000, or 2.9%, as compared to the same period of 2003. The decrease in broadcasting revenue was due to decreases in local and national revenue of $1.3 million and $386,000, respectively. These were partially offset by an increase in political revenue of $1.2 million. Trade revenue increased $171,000 as compared to the fourth quarter of 2003.

Broadcasting revenue for the year was $39.4 million, an increase of $38,000, or 0.1%, as compared to 2003. National and political revenue increased $15,000, or 0.1%, and $2.0 million, or 227.7%, respectively. The national and political revenue growth was partially offset by a decrease in local revenue of $2.1 million, or 6.8%. Increases in trade and other revenue of $171,000 and $82,000, respectively, were offset by an increase in agency commissions of $162,000.

Other Communications Revenue

Other communications revenue from continuing operations for the quarter was $5.0 million, a decrease of $8,000, or 0.2%, as compared to the same quarter of the prior year. Telecom revenue for the quarter was $4.4 million, an increase of $33,000, due to an increase in competitive access and local exchange/ switched service revenue of $411,000, or 13.8%, due to the net addition of 138 telecom customers, representing a 20.8% increase in the customer base. This was partially offset by a decrease in carrier access billings, internet revenue, and long-distance of $199,000, $67,000, and $90,000, respectively. Revenue relating to residential security alarm sales and monitoring decreased $41,000 as compared to the quarter ended December 31, 2003.

Other communications revenue from continuing operations for the year was $20.2 million, an increase of $373,000, or 1.9%, as compared to 2003. The increase in other communication revenue was primarily a result of a $132,000, or 0.8%, increase in telecom revenue to $17.7 million in 2004. The increase in telecom revenue was primarily due to an increase in competitive access and local exchange/ switched service revenue of $1.3 million, or 11.3%, due to the net addition telecom customers discussed above. This increase was partially offset by a reduction in reciprocal compensation revenue, long-distance revenue, and carrier access billings of $411,000, or 34.7%, $120,000, or 5.4%, and $653,000, or 48.5% respectively. The revenue relating to residential security alarm system sales and monitoring increased $241,000, or 10.9%, due to increases in the number of system sales and increases in the average revenue per installation recognized throughout 2004.

Operating Expenses

Operating expenses for the quarter were $108.7 million, a decrease of $8.1 million, or 6.9%, as compared to the same period of the prior year. The decrease in operating expense was attributable to decreased publishing and corporate general and administrative expenses. In addition, 2003 operating expenses included an $8.4 million impairment charge which represented the excess of the carrying value over the determined fair value of the FCC license held by the WAND-TV Partnership. This was offset by increases in cable, broadcast, and other communication expenses. Operating expenses for the year were $429.9 million, an increase of $5.5 million, or 1.3%, as compared to the year ended December 31, 2003. The increase in operating expenses was attributable to increased expenses in all operating segments.

Cable Operating Expenses

Cable operating expenses for the quarter ended December 31, 2004 were $28.9 million, an increase of $2.0 million, or 7.5%, as compared to the three months ended December 31, 2003. Cable cost of revenue increased $3.7 million, or 19.7%. Basic cable programming expenses increased $1.1 million, or 16.2%, to $8.0 million, due to price increases from programming suppliers and the launch of Buckeye CableSystem Sports Network, partially offset by the decrease in basic subscribers. Programming expense for the digital tier increased $298,000, or 66.1%, due to an increase in the number of digital subscribers as compared to the same quarter of the prior year. Depreciation expense increased $1.8 million, or 28.9%, due to the acceleration of depreciation expense to shorten the expected useful life of analog converters.

Selling, general and administrative expense for the quarter decreased $1.7 million, or 21.0%. The decrease in S, G & A expense resulted from a decrease in general and administrative expense due primarily to a settlement and corresponding $546,000 reversal of a sales and use tax accrual established during 2003, and a $1.1 million loss on disposal of assets recorded during the fourth quarter of 2004 as compared to a $2.0 million loss on disposal of assets recorded during the same period of 2003.

Cable operating expenses for the year ended December 31, 2004 were $112.6 million, an increase of $8.1 million, or 7.7%, from 2003. Cable cost of revenue increased $7.3 million, or 9.2%, from 2003. Basic cable programming expenses increased $3.1 million, or 11.0%, to $31.3 million, due to price increases from programming suppliers and the launch of Buckeye CableSystem Sports Network, partially offset by the decrease in basic subscribers. Programming expense for the digital tier increased $1.1 million due to an increase in the number of digital subscribers as compared to the prior year. Cable modem operating expenses increased $452,000, or 19.7%, due to additional customer service representatives and network and product improvements implemented in response to subscriber growth. Other departmental expenses decreased due to tight budgetary controls. Depreciation and amortization increased $2.6 million, or 8.5%, to $33.4 million in 2004 due to the capital expenditures associated with the rebuild of our Erie County cable system and continued rollout of advanced services. In addition, depreciation expense has been accelerated to shorten the expected useful life for analog converters based on the anticipated increase in the penetration of digital and high-definition converters and the foreseeable earlier obsolescence of analog converters.

Selling, general and administrative expense for the year increased $776,000, or 3.1%. The increase in S, G & A expense was due primarily to losses on disposal of assets totaling $3.0 million recorded during the year ended December 31, 2004 compared to losses on disposal of assets of $2.0 million for 2003. Marketing and advertising expenses increased $395,000 due to various promotional offers and advertising campaigns launched in response to increased competition. These increases were partially offset by the settlement and corresponding reversal of a sales and use tax accrual established during 2003 as a result of an assessment received from the Ohio Department of Taxation (ODT). Subsequent to December 31, 2004, we received the final settlement from ODT, resulting in a $546,000 reversal of the accrual established during 2003. This was recorded as a reduction to 2004 sales tax expense. Other general and administrative expenses decreased due to tight budgetary controls.

Publishing Operating Expenses

Publishing operating expenses for the quarter ended December 31, 2004 were $64.3 million, a decrease of $2.6 million, or 3.9%, from the same quarter of 2003. Publishing cost of revenue increased $1.2 million, or 2.6%, due to a $1.3 million, or 11.1%, increase in newsprint and ink expense, resulting from a weighted-average price per ton increase of $31.53, or 6.5%, offset by a 3.0% decrease in consumption from the three months ended December 31, 2003.

Selling, general and administrative expense for the quarter decreased $3.8 million, or 19.7%. The decrease in S, G & A, which includes pension and welfare costs, was the result of decreases in the Post-Gazette’s general and administrative expenses of $2.3 million, or 18.4%, primarily due to favorable variances in administrative payroll, medical and workers’ compensation expense of $915,000, $768,000 and $1.3 million, respectively, partially offset by a $537,000 increase in pension expense. The Blade’s general and administrative expenses decreased $1.5 million, or 21.8%, due to decreases in medical and various employee benefits of $674,000 and $643,000, respectively.

Publishing operating expenses for the year were $258.0 million, an increase of $5.1 million, or 2.0%, from 2003. Publishing cost of revenue increased $4.3 million, or 2.4%, from 2003, due to increases in circulation, advertising sales and editorial expense of $2.0 million, $378,000 and $300,000, respectively. Circulation department expenses increased due to contractual wage increases and overtime resulting from the plant improvement project. Editorial expenses increased primarily due to contractual wage increases. Newsprint and ink expense increased $2.2 million, or 7.4%, resulting from a weighted-average price per ton increase of $48.22, or 10.3%, partially offset by a 1.2% decrease in consumption from the prior year. Depreciation and amortization decreased $808,000, or 7.4%, due to the assets acquired during the 1992 Pittsburgh Press acquisition becoming fully depreciated by the end of 2003.

Selling, general and administrative expenses for the year increased $794,000, or 1.1%. The increase in selling, general and administrative expenses, including pension and welfare costs, was the result of increases in Post-Gazette’s general and administrative expenses of $1.6 million, or 3.6%, as compared to 2003. This increase in expenses is partially due to increases in the Post-Gazette’s pension and workers’ compensation costs of $1.2 million and $2.9 million, respectively. These increases were partially offset by savings in administrative payroll and related cost of $890,000 and savings in other post-employment benefits of $1.2 million, due primarily to the implementation of accounting guidance related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The Blade’s general and administrative expenses decreased $828,000, or 3.3%, due to savings in other post-employment benefits and legal and professional fees and overall cost controls, offset by increases in pension and workers’ compensation expense. Workers’ compensation expense at both newspapers has increased as compared to the prior year due to an increase in the number of claims and the average dollar value associated with outstanding claims.

Broadcasting Operating Expenses

Broadcasting operating expenses for the quarter ended December 31, 2004, were $9.8 million, an increase of $420,000, or 4.5%, from the same quarter of the prior year. Broadcasting cost of revenue decreased $337,000, or 5.2%, while selling, general and administrative expense increased $756,000, or 25.5%, as compared to the fourth quarter of 2003. The reduction in cost of revenue is due to a decrease in broadcast film amortization, production departmental expense, and depreciation expense of $275,000, $31,000, and $80,000, respectively. The increase in S, G & A is primarily due to increases in administrative expense, sales department, and promotion expense of $569,000, $57,000, and $131,000, respectively.

Broadcasting operating expenses for the year were $36.4 million, a decrease of $306,000, or 0.8%, from 2003. Broadcasting cost of revenue decreased $791,000, or 3.3%, from 2003, while selling, general and administrative expense increased $485,000, or 3.7%. The decrease in cost of revenue resulted primarily from a decrease in broadcast film amortization of $729,000 partially offset by increases in engineering and news departmental expenses of $107,000 and $220,000, respectively. Cost of revenue further decreased due to decreases in depreciation and amortization of $312,000, or 10.8%, as well as, other savings resulting from overall cost control initiatives. The increase in S, G & A expense resulted primarily from an increase of $638,000, or 8.4%, attributable to increasing employee benefit costs, partially offset by a decrease in sales expense of $209,000, or 4.4%, due to tight budgetary controls.

Other Communications Operating Expenses

Other communications operating expenses from continuing operations for the quarter were $4.9 million, an increase of $624,000, or 14.8%, from the three months ended December 31, 2003. Other communications cost of revenue decreased $84,000, or 3.0%, while selling, general and administrative expense increased $708,000, or 49.6%. Telecom cost of revenue increased $40,000, or 1.7%. Home security alarm system sales and monitoring cost of revenue decreased $124,000, or 25.7%, due to tight budgetary controls. Other communications depreciation and amortization increased $216,000, or 19.7%, primarily due to capital spending associated with the telecom operations. Telecom selling, general and administrative expense increased $749,000, or 69.0%, due to one-time conversion costs for a new billing system and increased bad debt expense. S, G & A expense for our residential security business decreased $41,000, or 11.8%.

Other communications operating expenses from continuing operations for the year were $18.1 million, an increase of $619,000, or 3.5%, from 2003. Other communications cost of revenue from continuing operations decreased $23,000, or 0.2%, from 2003, while selling, general and administrative expense increased $642,000, or 8.4%. Telecom cost of revenue decreased $167,000, or 2.0%, due primarily to a decrease of $588,000 in long-distance expense and tight budgetary controls on other departmental expenses. These decreases were partially offset by increases in network monitoring and information system expense of $238,000, and an increase in depreciation expense of $326,000, due to capital spending associated with the net increase in telecom customers. Home security alarm system sales and monitoring cost of revenue increased $144,000, or 9.8%, due primarily to increases in the number of unit sales and increases in inventory obsolescence reserves, specifically related to inventory maintained for future warranty work. Telecom selling, general and administrative expense increased $621,000, or 9.8%, due to one-time conversion costs for a new billing system, increases in bad debt expense associated with WorldCom and Global Crossing, and an increase in pension expense. Selling, general and administrative expense for our residential security business increased $21,000, or 1.7%.

Operating Income

Operating income for the quarter increased $12.1 million as compared to the three months ended December 31, 2003. Cable operating income increased $359,000 due primarily to revenue growth generated from rate increases and rollout of new services, partially offset by the increases in basic and digital programming expenses and depreciation expense. Publishing operating income increased $4.6 million, primarily due to increases in advertising revenue and decreased employee benefit costs. Broadcasting operating income increased $7.6 million due to the $8.4 million impairment charge recorded in the fourth quarter of 2003. The impairment charge represented the excess of the carrying value over the determined fair value of the FCC license held by the WAND- TV Partnership. Other communications operating income from continuing operations decreased $632,000 due to increased operating expenses as discussed above. Corporate general and administrative expenses decreased $158,000 due to favorable medical experience during the fourth quarter of 2004 and reduced amortization relating from the expiration of various non-compete agreements.

Operating income for the year increased $8.7 million as compared to the year ended December 31, 2003. Cable operating income decreased $431,000, or 4.8%. The decrease in cable operating income was primarily due to increased programming expenses, increased depreciation expense, and a loss on the disposal of assets resulting from the rebuild of our cable systems; these declines were partially offset by revenue growth generated by rate increases and the continued rollout of advances services. Publishing operating loss decreased $1.1 million, or 72.9%. The decrease in publishing operating loss was due to the growth in advertising sales, partially offset by increases in newsprint and ink and rising employee benefit costs. Broadcasting operating income increased $8.7 million, or 154.0%, due to the impairment charge discussed above. Other communications operating income from continuing operations decreased $246,000, or 10.6%, due primarily to an increase in telecom selling, general and administrative expenses partially offset by revenue growth in both telecom and residential security alarm operations. The operating loss attributable to corporate expenses increased $432,000 from the prior year due to overall increases in employee benefits and legal and professional fees. Legal and professional fees increased due to an amendment fee and legal expenses paid during the first quarter of 2004 for the third amendment to our senior credit facilities dated March 19, 2004.

Net Income

For the year ended December 31, 2004, the company reported a net loss of $6.8 million compared to a net loss of $40.6 million for the year ended December 31, 2003. The decrease in net loss is the result of an $8.7 million increase in operating income and two non-cash charges recorded during 2003. These charges were a $5.6 million non-cash impairment loss, net of minority interest, and a $31.6 million non-cash charge resulting from a valuation allowance recorded against our deferred tax assets. These variances which reduced our net loss were partially offset by a $739,000 increase in non-operating expense. Interest expense increased $335,000, or 1.7%, while investment income decreased $735,000, or 66.2%, from 2003 to 2004. Interest expense in 2004 increased due to the increase in the effective interest rate, partially offset by the decrease in outstanding debt. The income attributable to the change in the fair value of our non-hedge interest rate swaps increased $330,000, or 8.5%, as compared to 2003 due to the specific swaps in effect during the two periods and changes in the interest rate environment.

Depreciation and amortization

Depreciation and amortization for the year increased $1.4 million, or 2.8%, from 2003 to 2004. The increase was primarily due to a $2.6 million, or 8.5%, increase in cable depreciation and amortization to $33.4 million in 2004, attributable to the capital expenditures associated with the rebuild of our Erie County cable system and continued rollout of advanced services. In addition, depreciation expense has been accelerated to shorten the expected useful life for analog converters based on the anticipated increase in the penetration of digital, high-definition, and DVR converters and the foreseeable obsolescence of analog converters. Publishing depreciation and amortization decreased $808,000, or 7.4%, due to the assets acquired during the 1992 Pittsburgh Press acquisition becoming fully depreciated by the end of 2003. Broadcasting depreciation decreased $312,000, or 10.8%; while other communications depreciation expense increased $212,000, or 5.0%. Corporate amortization expense decreased $259,000, or 13.1%, due to the expiration of various non-compete agreements.

Adjusted EBITDA

For the quarter ended December 31, 2004, adjusted EBITDA increased $4.8 million, or 26.5%, as compared to the fourth quarter of 2003. Adjusted EBITDA as a percent of revenues increased to 19.6%, from 16.1% in 2003, primarily due to revenue growth in publishing and cable, and tight cost controls throughout all segments. A reconciliation of adjusted EBITDA to net income is provided below.

For the year ended December 31, 2004, adjusted EBITDA increased $3.0 million, or 4.8%, as compared to 2003. Adjusted EBITDA as a percent of revenues increased to 14.7% during 2004, from 14.5% in 2003. Net loss as a percentage of revenue was 1.5% for the year ended December 31, 2004, as compared to net loss as a percentage of revenue at December 31, 2003 of 9.6%. As discussed above, a $31.6 million valuation allowance relating to deferred tax assets and an impairment loss of $5.6 million, net of minority interest, were recorded in the fourth quarter of 2003.

Liquidity and capital resources

Capital expenditures, including capital leases, totaled $51.2 million and $55.1 million for the years ended December 31, 2004 and 2003, respectively. Capital expenditures equaled $14.7 million and $19.6 million for the three months ended December 31, 2004 and 2003, respectively. Capital expenditures for the year ended December 31, 2004 were used primarily to complete the rebuild of the Erie County cable system, complete the Pittsburgh Post-Gazette facility upgrade and maintain other operating assets. Capital expenditures for 2003 were primarily used to begin the rebuild of the Erie County cable system, complete the rebuild of the Bedford, Michigan cable plant acquired from Comcast Corp. in the like-kind exchange, begin the first stages of the Pittsburgh Post-Gazette facility upgrade and maintain other operating assets.

As of December 31, 2004, the Company had $3.5 million in cash and cash equivalents and long-term funded debt of $262.5 million, excluding letters of credit and the $2.9 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt, excluding letters of credit, to adjusted EBITDA for the twelve months ending December 31, 2004 was 4.07 to 1.0. Please refer to the reconciliation of adjusted EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months ending December 31, 2004 was 38.8 to 1.0.

For additional information on 2004 financial position, please contact Jodi Miehls, Treasurer, Block Communications at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

The Company will host a conference call to discuss its 2004 results on Thursday, March 24, 2005 beginning at 2:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0574, conference ID: Block. A replay of the call will be available at 800-934-4577 beginning March 24, 2005 at 6:00 p.m. Eastern Time Zone until March 31, 2005 at midnight Eastern Time Zone.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

     Set forth below are the operating results and a reconciliation of net income (loss) to adjusted EBITDA for the quarters and years ended December 31, 2004 and 2003. A reconciliation of net income (loss) to adjusted EBITDA is provided for the three months and years ended December 31, 2004 and December 31, 2003.

Block Communications, Inc. and Subsidiaries
Results of Operations

	Three months ended		Year ended
	December 31 (unaudited)		December 31
	2004	2003	2004	2003
Revenue:
Publishing	$69,706,609	$67,667,197	$257,535,429	$251,333,791
Cable	31,112,585	28,749,692	121,216,180	113,567,820
Broadcasting	10,875,762	11,195,917	39,444,103	39,406,282
Other Communications	5,008,060	5,015,704	20,157,582	19,784,459

	116,703,016	112,628,510	438,353,294	424,092,352
Expense:
Publishing	64,300,553	66,864,612	257,954,188	252,878,514
Cable	28,851,392	26,847,702	112,621,527	104,542,386
Broadcasting	9,809,974	9,390,352	36,386,890	36,693,290
Other Communications	4,856,168	4,231,774	18,070,758	17,451,402
Corporate expenses	892,315	1,049,903	4,830,588	4,398,354
Loss on impairment of intangible asset	—	8,378,058	—	8,378,058

	108,710,402	116,762,401	429,863,951	424,342,004

Operating income (loss)	7,992,614	(4,133,891)	8,489,343	(249,652)
Nonoperating income (expense):
Interest expense	(5,449,642)	(4,617,072)	(19,968,502)	(19,633,266)
Change in fair value of interest rate swaps	925,019	2,131,361	4,238,437	3,908,162
Investment income	125,718	923,613	375,631	1,110,158

	(4,398,905)	(1,562,098)	(15,354,434)	(14,614,946)
Income (loss) from continuing operations before income taxes and minority interest	3,593,709	(5,695,989)	(6,865,091)	(14,864,598)
Provision (credit) for income taxes:	(464,064)	30,546,107	(54,022)	27,607,585
Minority interest	(73,705)	2,757,601	40,721	2,860,804

Income (loss) from continuing operations	3,984,068	(33,484,495)	(6,770,348)	(39,611,379)
Loss on discontinued operations, net of tax	—	(546,055)	—	(960,213)

Net income (loss)	3,984,068	(34,030,550)	(6,770,348)	(40,571,592)
Add:
Interest expense	5,449,642	4,617,072	19,968,502	19,633,266
Provision (credit) for income taxes	(464,064)	30,300,448	(54,022)	27,150,700
Depreciation	12,600,827	10,545,467	49,388,976	47,715,423
Amortization of intangibles and deferred charges	669,245	771,672	2,828,113	3,083,785
Amortization of broadcast rights	1,509,009	1,795,801	6,233,664	7,020,339
Loss on disposal of property and equipment	1,577,522	2,041,846	3,485,673	2,177,810
Loss on disposal of discontinued operations	—	333,424	—	569,015
Loss on impairment of intangible asset, net of minority interest	—	5,613,299	—	5,613,299
Change in fair value of interest rate swaps	(925,019)	(2,131,361)	(4,238,437)	(3,908,162)
Less:
Payments of broadcast rights	(1,512,285)	(1,765,539)	(6,322,598)	(6,933,128)

Adjusted EBITDA	$22,888,945	$18,091,579	$64,519,523	$61,550,755

Block Communications, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated
	Three months ended December 31, 2004
Net income (loss)	$4,359,625	$(848,262)	$39,874	$366,255	$66,576	$3,984,068
Adjustments to net income (loss):
Interest expense	42,554	—	—	—	5,407,088	5,449,642
Provision (credit) for income taxes	1,003,896	3,110,000	956,237	(214,363)	(5,319,834)	(464,064)
Depreciation	2,421,636	8,233,804	633,843	1,311,544	—	12,600,827
Amortization of intangibles & deferred charges	89,138	184,891	4,236	—	390,980	669,245
Amortization of broadcast rights	—	64,505	1,444,504	—	—	1,509,009
Film payments	—	(69,858)	(1,442,427)	—	—	(1,512,285)
(Gain) loss on disposal of assets	435,099	1,141,558	(1,426)	2,291	—	1,577,522
Change in fair value of derivatives	—	—	—	—	(925,019)	(925,019)

Adjusted EBITDA	$8,351,948	$11,816,638	$1,634,841	$1,465,727	$(380,209)	$22,888,945

	Three months ended December 31, 2003
Net income (loss)	$(1,035,120)	$1,439,345	$(4,439,342)	$213,229	$(30,208,662)	$(34,030,550)
Adjustments to net income (loss):
Interest expense	1,594,228	—	—	—	3,022,844	4,617,072
Provision (credit) for income taxes	243,494	463,565	625,128	(221,013)	29,189,274	30,300,448
Depreciation	2,348,608	6,387,093	714,041	1,095,725	—	10,545,467
Amortization of intangibles & deferred charges	88,376	184,891	4,236	—	494,169	771,672
Amortization of broadcast rights	—	75,850	1,719,951	—	—	1,795,801
Film payments	—	(79,099)	(1,686,440)	—	—	(1,765,539)
Loss on disposal of assets	53,797	1,979,438	3,525	5,086	—	2,041,846
Loss on impairment, net of minority interest	—	—	5,613,299	—	—	5,613,299
Change in fair value of derivatives	—	—	—	—	(2,131,361)	(2,131,361)
Loss on disposal of discontinued operation	—	—	—	333,424	—	333,424

Adjusted EBITDA	$3,293,383	$10,451,083	$2,554,398	$1,426,451	$366,264	$18,091,579

	Year ended December 31, 2004
Net income (loss)	$(2,012,801)	$5,487,258	$2,150,200	$2,247,824	$(14,642,829)	$(6,770,348)
Adjustments to net income (loss):
Interest expense	207,359	—	—	—	19,761,143	19,968,502
Provision (credit) for Income tax expense	1,387,000	3,110,000	958,237	(161,000)	(5,348,259)	(54,022)
Depreciation	9,754,281	32,612,117	2,562,061	4,460,517	—	49,388,976
Amortization of intangibles & deferred charges	356,567	739,563	16,940	—	1,715,043	2,828,113
Amortization of broadcast rights	—	245,278	5,988,386	—	—	6,233,664
Film payments	—	(243,020)	(6,079,578)	—	—	(6,322,598)
(Gain) loss on disposal of assets	425,474	2,979,066	85,012	(3,879)	—	3,485,673
Change in fair value of derivatives	—	—	—	—	(4,238,437)	(4,238,437)

Adjusted EBITDA	$10,117,880	$44,930,262	$5,681,258	$6,543,462	$(2,753,339)	$64,519,523

	Year ended December 31, 2003
Net income (loss)	$(3,344,323)	$6,344,950	$(3,889,472)	$1,444,709	$(41,127,456)	$(40,571,592)
Adjustments to net income (loss):
Interest expense	1,742,049	—	—	—	17,891,217	19,633,266
Provision (credit) for Income taxes	58,500	2,684,600	1,092,800	(528,750)	23,843,550	27,150,700
Depreciation	10,565,824	30,009,614	2,874,373	4,265,612	—	47,715,423
Amortization of intangibles & deferred charges	352,993	739,563	16,940	—	1,974,289	3,083,785
Amortization of broadcast rights	—	302,546	6,717,793	—	—	7,020,339
Film payments	—	(319,204)	(6,613,924)	—	—	(6,933,128)
Loss on disposal of assets	16,422	2,046,188	76,640	38,560	—	2,177,810
Change in fair value of derivatives	—	—	—	—	(3,908,162)	(3,908,162)
Loss on impairment, net of minority interest	—	—	5,613,299	—	—	5,613,299
Loss on disposal of discontinued operation	—	—	—	569,015	—	569,015

Adjusted EBITDA	$9,391,465	$41,808,257	$5,888,449	$5,789,146	$(1,326,562)	$61,550,755